Exhibit 5.1

[O’Melveny & Myers LLP Letterhead]

June 29, 2006

Univision Communications Inc.
1999 Avenue of the Stars, Suite 3050
Los Angeles, CA 90067

Re:  Registration of Securities of Univision Communications Inc.

Ladies and Gentlemen

At your request, we have examined the Registration Statement (“Registration Statement”) on Form S-3 (File No. 333-            ) of Univision Communications Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933 of 1,804,000 shares of Class A Common Stock having an aggregate offering price of up to $57,944,480 (the “Securities”).

We are of the opinion that the Securities have been duly authorized by all necessary corporate action on the part of the Company and are validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement.

Respectfully submitted,
/s/ O’Melveny & Myers LLP